Exhibit 99.1

News Release
Contacts: Media Relations Tatiana Stead 703.720.2352

FOR IMMEDIATE RELEASE: July 18, 2012

Capital One Announces Settlements With Bank Regulators Related to Oversight of Vendor Sales Practices of Payment Protection and Credit Monitoring Products

McLean, Va. (July 18, 2012) – Capital One Financial Corporation (NYSE: COF) today announced that its subsidiary bank, Capital One Bank (USA), N.A., has reached agreements with the Office of the Comptroller of the Currency (OCC) and the Consumer Financial Protection Bureau (CFPB) to resolve previously disclosed issues related to Capital One’s oversight of vendor sales practices relating to Payment Protection and Credit Monitoring products.

As described in both agreements, between August 2010 and January 2012, Capital One’s third party vendors did not always adhere to company sales scripts and sales policies for Payment Protection and Credit Monitoring products, and the bank did not adequately monitor their activities. The agreement with the OCC also addresses certain billing practices relating to Credit Monitoring products administered by third party vendors.

“We are accountable for the actions that vendors take on our behalf,” said Ryan Schneider, President of Capital One’s Card business. “These marketing calls were inconsistent with the explicit instructions we provided to agents for how these products should be sold. We apologize to those customers who were impacted and we are committed to making it right.”

When Capital One first learned of breakdowns in late 2011, the company immediately stopped phone sales of the products and began efforts to identify impacted customers in order to provide full refunds. Consistent with the agreements with the regulators, Capital One will set aside $150 million to

Capital One

provide refunds, almost all of which will go to customers impacted by the vendor sales practices between 2010 and 2012. Under the OCC agreement, approximately $7 million of the $150 million will go to customers impacted by the billing practices related to Credit Monitoring products administered by third party vendors between 2002 and 2011.

Customers will begin receiving their refunds later this year. In addition, Capital One will pay $25 million in Civil Money Penalties to the CFPB and $35 million in Civil Money Penalties to the OCC. Capital One is strengthening its internal quality control processes and its monitoring of its vendors. Capital One has fully cooperated with both the OCC and the CFPB in addressing these issues.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., Capital One Bank (USA), N. A., and ING Bank, fsb, had $216.5 billion in deposits and $294.5 billion in total assets outstanding as of March 31, 2012. Headquartered in McLean, Virginia, Capital One and ING Direct offer a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has approximately 1,000 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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